Exhibit 97.1

SunCoke Energy, Inc.
Incentive Compensation Recoupment Policy

1.Purpose. In accordance with Section 303A.14 of The New York Stock Exchange Listed Company Manual and applicable listing standards (collectively, the “NYSE Rules”), Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 10D-1 promulgated thereunder (“Rule 10D-1”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SunCoke Energy, Inc. (the "Company") has adopted this Incentive Compensation Recoupment Policy (the “Policy”) to provide for the recovery of Erroneously Awarded Compensation from Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy describes the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company. Initially capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in Exhibit A attached hereto.

2.Administration. This Policy shall be administered by the Committee. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board, including the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to the limitations of applicable law and/or regulation, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

3.Interpretation & Construction. The Committee shall have full and final authority to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case to the extent permitted under Exchange Act Rule 10D-1 and the NYSE Rules, and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Executive Officers. Determinations made by the Committee need not be uniform with respect to each Executive Officer covered by the Policy. Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

4.Repayment of Erroneously Awarded Compensation. The Company is authorized and directed to recoup Erroneously Awarded Compensation reasonably promptly in compliance with this Policy, and in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder, unless the Committee, after exercising a normal due process review of all relevant facts and circumstances, determines that recovery would be Impracticable.

a.The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.

b.The Committee shall have the sole and absolute discretion, to the extent permitted under the NYSE Rules and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code, to determine the timing and the appropriate method for recoupment of Erroneously Awarded Compensation based on all applicable facts and circumstances. Such recoupment method may include, without limitation: (i) seeking reimbursement of all or part of any cash or equity-based award; (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid; (iii) cancelling or offsetting against any planned future cash or equity-based awards; (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and regulations promulgated thereunder; and (v) any other method authorized by applicable law or contract. Subject to compliance with applicable law, the Committee may effect recovery under this Policy from any amount otherwise payable to the Executive Officer, including such amounts payable under any applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer.

c.To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

5.Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other recoupment policy and any other legal remedies available to the Company. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy shall not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law. Nothing contained in this Policy shall limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by applicable law, of any amounts from any individual.

6.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

7.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings.

8.Indemnification.
a.Members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

b.Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, the Company shall not indemnify any Executive Officer against: (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy; (ii) any claims relating to the Company’s enforcement of its rights under this Policy; or (iii) any payment or reimbursement for the cost of third-party insurance purchased by any Executive Officer to fund potential clawback obligations under this Policy. Further, no member of the Company shall enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any

Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
9.Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

10.Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

11.Amendment; Termination. The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything herein to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

12.Acknowledgment. Each Executive Officer shall sign and return to the Company the Acknowledgement Form substantially in the form attached hereto as Exhibit B, or in such other form determined by the Committee, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy. Failure to provide such acknowledgement will have no impact on the applicability or enforceability of this Policy; provided, however, that, after the Effective Date, the Company must be in receipt of an Executive Officer’s acknowledgement as a condition to such Executive Officer’s eligibility to Receive or retain Incentive Compensation.

Exhibit A
DEFINITIONS APPLICABLE TO
INCENTIVE COMPENSATION RECOUPMENT POLICY

For purposes of this Policy, the following terms shall have the meanings set forth below:

a.“Accounting Restatement” shall mean an accounting restatement of the Company’s financial statements filed with the SEC pursuant to the Securities Exchange Act, or the Securities Act, due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial restatements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).

b.“Acknowledgement Form” shall mean and refer to that certain “Attestation and Acknowledgement of Incentive Compensation Recoupment Policy,” attached hereto as Exhibit B.

c.“Board” shall mean the Board of Directors of the Company.

d.“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-Based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.

e.“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

f.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

g.“Committee” shall mean the Compensation Committee of the Board.

h.“Company” shall mean SunCoke Energy, Inc., a Delaware corporation, together with its direct and indirect subsidiaries.

i.“Effective Date” shall mean October 2, 2023. The terms of this Policy shall apply to any Incentive-Based Compensation that is Received by an Executive Officer on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to such Executive Officer prior to the Effective Date. Subject to applicable law, the Committee may effect recovery under this Policy from any amount of Incentive-Based Compensation approved, awarded, granted, payable or paid to the Executive Officer prior to, on or after the Effective Date.

j.“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received, had it been determined based on the restated amounts computed without regard to any taxes paid by such Executive Officer. For the avoidance of doubt,

Erroneously Awarded Compensation does not include any Incentive-Based Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of Executive Officer, (ii) who did not serve as an Executive Officer at any time during the applicable performance period for that Incentive-Based Compensation, or (iii) during any period in which Company did not have a class of its securities listed for trading on a national securities exchange, or a national securities association. For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Clawback Eligible Incentive Compensation was Received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

k.“Exchange Act” shall mean the Securities Exchange Act of 1934 [codified at 15 U.S.C. § 78a et seq.], as amended.

l.“Executive Officer” shall mean the Company’s principal executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a significant policy-making function, or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary shall be deemed an “Executive Officer” if that executive officer performs such policy making functions for the Company. Identification of an Executive Officer for purposes of this Policy would include, at a minimum, the executive officers identified pursuant to 17 C.F.R. 229.401(b).

m.“Financial Reporting Measure” shall mean any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measure that is derived wholly or in part from such measure. Company stock price and TSR are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities Exchange Commission.

n.“Impracticable” The Compensation Committee may determine in good faith that recovery of Erroneously Awarded Compensation is “Impracticable” if: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of the Erroneously Awarded Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the NYSE; (ii) recovery likely would cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code or (iii) recovery would violate non-U.S. home country law adopted prior to November 28, 2022, after obtaining the opinion of non-U.S. home country counsel.

o.“Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

p.“NYSE” shall mean the New York Stock Exchange.

q.“Policy” shall mean this Incentive Compensation Recoupment Policy, as the same may be amended and/or restated from time to time.

r.“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt. For purposes of this Policy, Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of such fiscal period.

s.“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date on which a court, regulator, or other legally authorized body, directs the Company to prepare an Accounting Restatement.

t.“Rule 10D-1” shall mean Rule 10D-1, promulgated under the Exchange Act [codified at 17 CFR § 240.10D-1], requiring issuers to recover certain Erroneously Awarded Compensation.

u.“SEC” shall mean the U.S. Securities and Exchange Commission.

v.“Securities Act” shall mean the Securities Act of 1933 [codified at 15 U.S.C. § 77a, et seq.], as amended.

w.“TSR” shall mean total shareholder return.

Exhibit B
ATTESTATION AND ACKNOWLEDGEMENT OF
INCENTIVE COMPENSATION RECOUPMENT POLICY

By my signature below, I acknowledge and agree that:

■I have received and reviewed the attached Incentive Compensation Recoupment Policy.

■I hereby agree to abide by all of the terms of the Incentive Compensation Recoupment Policy, as amended from time to time (“Policy”) both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company, to the extent required by, and in a manner consistent with, the Policy.

■In the event of any inconsistency between the Policy and the terms of any employment agreement or offer letter to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

■As a condition for eligibility to receive and/or retain any incentive compensation from the Company, I must execute this Acknowledgement Form.

■Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the Policy.

Signature: ______________________________
Printed Name: ______________________________
Date: ______________________________